Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS

Atlanta, Georgia May 10, 2019 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the first quarter ended March 31, 2019.
First Quarter 2019 Financial Highlights:

•	Net sales of $130.4 million increased 7.6% over the prior-year first quarter.

•	Net income of $25.2 million increased 20.6% over the prior-year first quarter.

•	Adjusted EBITDA of $33.2 million increased 15.3% over the prior-year first quarter.

•	Earnings per unit of $0.61 for the quarter increased 19.6% over the prior-year first quarter of $0.51.

•	Quarterly distribution declared per unit of $0.340 decreased 40.0% compared to the prior-year first quarter.

•	Net cash provided by operating activities of $5.6 million decreased 85.0% over prior-year first quarter.

•
Distributable cash flow for the quarter of $15.6 million was up 18.2% compared to the prior-year first quarter. The distribution coverage ratio was 2.29: 1.00 and 1.16: 1.00 for the three months ended March 31, 2019 and 2018, respectively.

Kirk Milling, CEO, commented: “First quarter results represent the continuation of strong operating performance along with higher than anticipated global prices. Our focus on operational reliability is clearly reflected in these results and when combined with lower maintenance capital, our DCF was up 18.2% in the quarter. However, investments in our plant continue to ramp up as our overall cash spend on capital projects was almost $25.0 million in the quarter, primarily driven from our cogeneration project. Given our current and anticipated new capital plans for our expansion project, we made the decision to reduce our distribution by 40.0% in order to utilize a balanced approach of operating cash flow and debt to fund these investments over the next 10-12 quarters. Afterward, we believe increased production levels from our operations will materially improve our available cash and allow us to resume growing our distributions again.”

“Going forward this year, we expect international prices to be better than initial guidance and production rates to trend towards the higher end of our 2019 outlook, both of which should drive improved operating performance over the balance of the year. However, rising levels of maintenance capital will have some counter impact to our DCF as we continue to invest in improving our long-term operational reliability.”

2019 Outlook:

•	We expect our total volume sold to increase 2% to 4%.

•	We expect domestic volume to decrease by 120,000 to 140,000 short tons compared to the previous estimate of 140,000 to 160,000 short tons.

•	We expect our domestic prices to be up by 5% to 7%.

•	We expect our international prices to be up by 3% to 5% compared to the previous estimate of 2% to 4%.

•	Maintenance of business capital expenditures are planned to be in the range of $20 to $25 million compared to the previous estimate of $23 to $27 million.

•	Expansion capital expenditures are planned to be in the range of $35 to $40 million.

Financial Highlights	Three Months Ended March 31,
(Dollars in millions, except per unit amounts)	2019	2018	% Change

Soda ash volume produced (millions of short tons)	0.679	0.669	1.5%
Soda ash volume sold (millions of short tons)	0.677	0.668	1.4%
Net sales	$130.4	$121.2	7.6%
Net income	$25.2	$20.9	20.6%
Net income attributable to Ciner Resources LP	$12.3	$10.1	21.8%
Earnings per Common Unit	$0.61	$0.51	19.6%
Adjusted EBITDA (1)	$33.2	$28.8	15.3%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$16.7	$14.4	16.0%
Net cash provided by operating activities	$5.6	$37.3	(85.0)%
Distributable cash flow attributable to Ciner Resources LP(1)	$15.6	$13.2	18.2%
Distribution coverage ratio (1)	2.29	1.16	97.4%
(1)See non-GAAP reconciliations

Three Months Ended March 31, 2019 compared to Three Months Ended March 31, 2018
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended March 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions, except average sales price):	2019	2018
Domestic	$52.9	$55.3	(4.3)%
International	77.5	65.9	17.6%
Total net sales	$130.4	$121.2	7.6%
Sales volumes (thousands of short tons):
Domestic	224.4	257.0	(12.7)%
International	452.7	410.6	10.3%
Total soda ash volume sold	677.1	667.6	1.4%
Average sales price (per short ton):
Domestic	$235.74	$215.18	9.6%
International	$171.20	$160.50	6.7%
Average	$192.59	$181.55	6.1%
Percent of net sales:
Domestic sales	40.6%	45.6%	(11.0)%
International sales	59.4%	54.4%	9.2%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	33.1%	38.5%	(14.0)%
International volume	66.9%	61.5%	8.8%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 7.6% to $130.4 million for the three months ended March 31, 2019 from $121.2 million for the three months ended March 31, 2018, driven by an increase in average sales prices of 6.1% as well as a 1.4% increase in soda ash volumes sold. The increase in sales prices is primarily driven by an increase in domestic and international pricing during the three months ended March 31, 2019, partially offset by a shift in our sales mix between domestic and international sales volumes compared to the first quarter of 2018. Our volumes sold have increased as a result of higher ore grade which resulted in higher production during the first quarter of 2019.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 3.5% to $96.5 million for the three months ended March 31, 2019 from $93.2 million for the three months ended March 31, 2018, primarily due to an increase in freight costs as well as higher variable production costs for the quarter primarily as a result of increased sales and production volumes compared to the first quarter of 2018.
Selling, general and administrative expenses. Our selling, general and administrative expenses increased 15.6% to $7.4 million for the three months ended March 31, 2019, compared to $6.4 million for the three months ended March 31, 2018. The primary driver for the increase in selling, general and administrative costs were higher legal fees related to our cogeneration project as well as ongoing discussions related to our exit from ANSAC.  In addition, we had approximately $0.3 million in expenses associated with supporting start-up costs related to our Turkish affiliate’s importation of soda ash into the eastern seaboard. We do not expect these startup costs to continue going forward. We benefit from these imports through commission payments that lower Ciner Resource Corporation’s costs to service Ciner Wyoming’s sales.  Lastly, our sales volumes to ANSAC are increasing and therefore we are paying a higher proportion of their administration costs.
Operating income. As a result of the foregoing, operating income increased by 22.7% to $26.5 million for the three months ended March 31, 2019, compared to $21.6 million for the three months ended March 31, 2018.
Net income. As a result of the foregoing, net income increased by 20.6% to $25.2 million for the three months ended March 31, 2019, compared to $20.9 million for the three months ended March 31, 2018.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended March 31,
(Dollars in millions)	2019	2018
Capital Expenditures
Maintenance	$1.0	$2.8
Expansion	17.6	4.8
Total	$18.6	$7.6
Operating and Other Data:
Ore grade(1)	86.8%	86.0%
Ore to ash ratio(2)	1.52: 1.0	1.55: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

We are currently planning to increase maintenance capital expenditures at our Wyoming facility to both adequately maintain the physical assets and to increase our operating income and operational capacity needs at the Wyoming facility. The increase in expansion capital expenditures during the three months ended March 31, 2019 as compared to the same period ended 2018 was driven by starting phase one of our co-generation facility. Looking ahead, we are finalizing our investment plans to not only improve the sustainability of our existing assets, but also to increase production levels up to approximately 3.5 million tons of soda ash per year.
FINANCIAL POSITION AND LIQUIDITY
As of March 31, 2019, we had cash and cash equivalents of $17.5 million. In addition, we have approximately $78.0 million ($225.0 million, less $147.0 million outstanding) of remaining capacity under our revolving credit facility. As of March 31, 2019, our leverage and interest coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 1.00: 1.0 and 27.88: 1.0, respectively.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities decreased to $5.6 million during the three months ended March 31, 2019 compared to $37.3 million of cash provided during the three months ended March 31, 2018, primarily driven by $26.2 million of working capital used in operating activities during the three months ended March 31, 2019, compared to $9.1 million of working capital provided by operating activities during the three months ended March 31, 2018. The $35.3 million increase in working capital used in operating activities was primarily due to the $22.4 million increase in due-from affiliates in 2019 compared to a $9.3 million decrease in 2018 primarily related to incremental sales levels to ANSAC and timing of collections as well as timing of affiliate’s funding of pension benefits.
Cash provided by operating activities during the three months ended March 31, 2019 were offset by cash used in investing activities of $24.7 million for capital expenditures and cash provided by financing activities during the three month period of $26.4 million. The cash provided by financing activities during the three months ended March 31, 2019 was due to distributions paid of $21.1 million and net borrowings of long-term debt of $48.0 million during the three months ended March 31, 2019 compared to the $17.5 million in net repayments during the three months ended March 31, 2018. The increase in net borrowings for the period is primarily related to funding of capital expenditures.
Quarterly Distribution
On May 10, 2019, the Partnership declared its first quarter 2019 quarterly distribution of $0.340 per unit. The quarterly cash distribution is payable on May 24, 2019 to unitholders of record on May 21, 2019. This distribution amount represents an approximate 40.0% reduction over previously announced cash distributions.  While we are still working on finalizing our capital plans for a new expansion project that we anticipate will increase our capacity up to approximately 3.5 million tons of soda ash per year, it is clear such plans will require capital expenditures materially higher than have been incurred by Ciner Wyoming in recent years.  When considering infrastructure improvements designed to increase our overall efficiency plus the expansion, our plans could entail up to $400M of new capital investment. We are committed to maintaining a disciplined financial policy with a conservative capital structure, which means we intend to pay for the investment in part through cash generated by the business and in part through debt.  As a result, we have made the decision proactively to lower our cash distributions from Wyoming until we have satisfied at least 50% of the funding for the project, which we expect will take roughly 10-12 quarters depending upon business performance.  We intend to maintain the distribution at this level until such targets are met.  Afterward, we believe increased production levels from our operations will materially improve our available cash and allow us to resume growing our distributions again.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on May 14, 2019 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 7079737. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 7079737, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions, except per unit data)	2019	2018
Net sales:
Sales—affiliates	$77.5	$65.9
Sales—others	52.9	55.3
Net sales	$130.4	$121.2
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	90.2	86.4
Depreciation, depletion and amortization expense	6.3	6.8
Selling, general and administrative expenses—affiliates	5.5	4.9
Selling, general and administrative expenses—others	1.9	1.5
Total operating costs and expenses	103.9	99.6
Operating income	26.5	21.6
Other income (expenses):
Interest income	0.1	0.6
Interest expense, net	(1.4)	(1.3)
Total other expense, net	(1.3)	(0.7)
Net income	$25.2	$20.9
Net income attributable to non-controlling interest	12.9	10.8
Net income attributable to Ciner Resources LP	$12.3	$10.1
Other comprehensive loss:
Income/(loss) on derivative financial instruments	2.0	(2.2)
Comprehensive income	27.2	18.7
Comprehensive income attributable to non-controlling interest	13.9	9.7
Comprehensive income attributable to Ciner Resources LP	$13.3	$9.0

Net income per limited partner unit:
Net income per limited partner units (basic and diluted)	$0.61	$0.51
Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	19.7	19.6

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	March 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$17.5	$10.2
Accounts receivable—affiliates	92.5	70.1
Accounts receivable, net	41.4	36.9
Inventory	24.8	22.3
Other current assets	1.8	2.0
Total current assets	178.0	141.5
Property, plant and equipment, net	278.2	266.7
Other non-current assets	26.7	26.4
Total assets	$482.9	$434.6
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	20.8	17.6
Due to affiliates	4.3	2.6
Accrued expenses	35.6	44.4
Total current liabilities	60.7	64.6
Long-term debt	147.0	99.0
Other non-current liabilities	9.3	10.9
Total liabilities	217.0	174.5
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.7 units issued and outstanding at March 31, 2019 and December 31, 2018)	154.5	153.8
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at March 31, 2019 and December 31, 2018)	3.9	3.9
Accumulated other comprehensive loss	(2.8)	(3.8)
Partners’ capital attributable to Ciner Resources LP	155.6	153.9
Non-controlling interest	110.3	106.2
Total equity	265.9	260.1
Total liabilities and partners’ equity	$482.9	$434.6

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2019	2018

Cash flows from operating activities:
Net income	$25.2	$20.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	6.3	6.8
Equity-based compensation expense	0.4	0.4
Other non-cash items	(0.1)	0.1
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	(22.4)	9.3
Accounts receivable, net	(4.5)	(3.2)
Inventory	(2.1)	(3.2)
Other current and other non-current assets	0.4	0.3
Increase/(decrease) in:
Accounts payable	2.2	5.2
Due to affiliates	1.7	0.9
Accrued expenses and other liabilities	(1.5)	(0.2)
Net cash provided by operating activities	5.6	37.3
Cash flows from investing activities:
Capital expenditures	(24.7)	(4.0)
Net cash used in investing activities	(24.7)	(4.0)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	60.0	25.0
Repayments on Ciner Wyoming credit facility	(12.0)	(42.5)
Common units surrendered for taxes	(0.5)	(0.3)
Distributions to common unitholders	(11.1)	(11.1)
Distributions to general partner	(0.2)	(0.2)
Distributions to non-controlling interest	(9.8)	(12.3)
Net cash provided by (used in) financing activities	26.4	(41.4)
Net increase/(decrease) in cash and cash equivalents	7.3	(8.1)
Cash and cash equivalents at beginning of period	10.2	30.2
Cash and cash equivalents at end of period	$17.5	$22.1

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
(Dollars in millions, except per unit data)	2019	2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$25.2	$20.9
Add backs:
Depreciation, depletion and amortization expense	6.3	6.8
Interest expense, net	1.3	0.7
Equity-based compensation expenses	0.4	0.4
Adjusted EBITDA	$33.2	$28.8
Less: Adjusted EBITDA attributable to non-controlling interest	16.5	14.4
Adjusted EBITDA attributable to Ciner Resources LP	$16.7	$14.4

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$16.7	$14.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.3
Less: Maintenance capital expenditures attributable to Ciner Resources LP	0.5	0.9
Distributable cash flow attributable to Ciner Resources LP	$15.6	$13.2

Cash distribution declared per unit	$0.340	$0.567
Total distributions to unitholders and general partner	$6.8	$11.4
Distribution coverage ratio	2.29	1.16

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$5.6	$37.3
Add/(less):
Amortization of long-term loan financing	—	(0.1)
Net change in working capital	26.2	(9.1)
Interest expense, net	1.3	0.7
Other non-cash items	0.1	—
Adjusted EBITDA	$33.2	$28.8
Less: Adjusted EBITDA attributable to non-controlling interest	16.5	14.4
Adjusted EBITDA attributable to Ciner Resources LP	$16.7	$14.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.3
Less: Maintenance capital expenditures attributable to Ciner Resources LP	0.5	0.9
Distributable cash flow attributable to Ciner Resources LP	$15.6	$13.2

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q1-2019	Q1-2019	Q4-2018	Q3-2018	Q2-2018	Q1-2018
Reconciliation of Adjusted EBITDA to net income:
Net income	$107.3	$25.2	$28.6	$19.0	$34.5	$20.9
Add backs:
Depreciation, depletion and amortization expense	27.9	6.3	7.0	7.3	7.3	6.8
Interest expense, net	3.8	1.3	1.1	1.0	0.4	0.7
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.1	—	—	—	0.1	—
Equity-based compensation expense	1.8	0.4	0.3	0.5	0.6	0.4
Adjusted EBITDA	140.9	33.2	37.0	27.8	42.9	28.8
Less: Adjusted EBITDA attributable to non-controlling interest	70.4	16.5	18.5	14.0	21.4	14.4
Adjusted EBITDA attributable to Ciner Resources LP	$70.5	$16.7	$18.5	$13.8	$21.5	$14.4

Adjusted EBITDA attributable to Ciner Resources LP	$70.5	$16.7	$18.5	$13.8	$21.5	$14.4
Less: Cash interest expense, net attributable to Ciner Resources LP	2.5	0.6	0.6	0.8	0.5	0.3
Less: Maintenance capital expenditures attributable to Ciner Resources LP	7.2	0.5	4.0	1.3	1.4	0.9
Distributable cash flow attributable to Ciner Resources LP	$60.8	$15.6	$13.9	$11.7	$19.6	$13.2

Cash distribution declared per unit	$2.041	$0.340	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$41.1	$6.8	$11.4	$11.4	$11.5	$11.4
Distribution coverage ratio	1.48	2.29	1.22	1.03	1.70	1.16

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Finance
(770) 375-2323
EFreydel@ciner.us.com